Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation reports third-quarter 2023 earnings

•Announces 2023 third-quarter reported earnings (GAAP) per share of $0.31.
•Achieves 2023 third-quarter ongoing earnings per share of $0.43 vs. $0.41 in 2022.
•Narrows 2023 ongoing earnings forecast range to $1.55 to $1.60 per share.
•Reaffirms projected annual earnings per share and dividend growth of 6% to 8% through at least 2026.

ALLENTOWN, Pa. (Nov. 2, 2023) - PPL Corporation (NYSE: PPL) today announced third-quarter 2023 reported earnings (GAAP) of $230 million, or $0.31 per share, compared with third-quarter 2022 reported earnings of $174 million, or $0.24 per share.
PPL reported earnings of $627 million, or $0.85 per share, for the first nine months of 2023, compared with reported earnings of $566 million, or $0.77 per share, for the first nine months of 2022.
Adjusting for special items, third-quarter 2023 earnings from ongoing operations (non-GAAP) were $317 million, or $0.43 per share, compared with $305 million, or $0.41 per share, a year ago.
Earnings from ongoing operations for the first nine months of 2023 were $884 million, or $1.20 per share, compared with $832 million, or $1.13 per share, for the first nine months of 2022.
Special items in the third quarters of 2023 and 2022 primarily included integration and related expenses associated with the acquisition of Rhode Island Energy. Special items in the third quarter of 2022 also included impacts associated with the sale of Safari Holdings, LLC on Nov. 1, 2022.
“Based on our financial performance year to date and our continued success in offsetting this year’s headwinds from weather and storms, we have narrowed our 2023 ongoing earnings forecast range and remain confident in our ability to deliver our forecast midpoint of $1.58 per share,” said PPL President and Chief Executive Officer Vincent Sorgi.
The company said it continues to expect to offset weather and storm impacts through higher distribution rider revenues in Pennsylvania, better than expected execution of the Rhode Island Energy integration, lower interest costs due to PPL’s convertible issuance earlier this year, and additional savings the company has achieved through effective O&M management.
In updating the company’s 2023 ongoing earnings forecast range today, PPL narrowed the range to $1.55 to $1.60 per share from $1.50 to $1.65 per share.
The company also said it remains well-positioned to deliver top-tier earnings per share and dividend growth of 6% to 8% a year through at least 2026 without the need for equity issuances and while maintaining one of the sector’s strongest credit profiles.

In addition, PPL said it is on pace to achieve its projected O&M savings of at least $175 million by 2026 and to invest nearly $2.5 billion this year and $12 billion through 2026 to modernize the grid, further strengthen grid reliability and resiliency for customers as extreme weather threats increase, and advance a cleaner energy mix without compromising on affordability.

Third-Quarter 2023 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	3rd Quarter			Year to Date
	2023	2022	Change	2023	2022	Change
Reported earnings	$230	$174	32%	$627	$566	11%
Reported earnings per share	$0.31	$0.24	29%	$0.85	$0.77	10%

	3rd Quarter			Year to Date
	2023	2022	Change	2023	2022	Change
Earnings from ongoing operations	$317	$305	4%	$884	$832	6%
Earnings from ongoing operations per share	$0.43	$0.41	5%	$1.20	$1.13	6%

Third-Quarter 2023 Earnings by Segment(1)

	3rd Quarter		Year to Date
Per share	2023	2022	2023	2022
Reported earnings
Kentucky Regulated	$0.24	$0.22	$0.58	$0.63
Pennsylvania Regulated	0.18	0.19	0.52	0.55
Rhode Island Regulated	0.01	(0.03)	0.10	(0.07)
Corporate and Other	(0.12)	(0.14)	(0.35)	(0.34)
Total	$0.31	$0.24	$0.85	$0.77

	3rd Quarter		Year to Date
	2023	2022	2023	2022
Special items (expense) benefit
Kentucky Regulated	$—	$—	$(0.01)	$(0.01)
Pennsylvania Regulated	(0.02)	0.01	(0.02)	0.01
Rhode Island Regulated	(0.02)	(0.07)	(0.06)	(0.12)
Corporate and Other	(0.08)	(0.11)	(0.26)	(0.24)
Total	$(0.12)	$(0.17)	$(0.35)	$(0.36)

	3rd Quarter		Year to Date
	2023	2022	2023	2022
Earnings from ongoing operations
Kentucky Regulated	$0.24	$0.22	$0.59	$0.64
Pennsylvania Regulated	0.20	0.18	0.54	0.54
Rhode Island Regulated	0.03	0.04	0.16	0.05
Corporate and Other	(0.04)	(0.03)	(0.09)	(0.10)
Total	$0.43	$0.41	$1.20	$1.13

(1) Kentucky holding company costs for intercompany financing activity are now presented in Corporate and Other beginning on Jan. 1, 2023. Prior periods have been adjusted to reflect this change.

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in the third quarter of 2023 included net special-item after-tax charges of $87 million or $0.12 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings in the third quarter of 2022 included net special-item after-tax charges of $131 million, or $0.17 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy and impacts associated with the sale of Safari Holdings, LLC.
Reported earnings in the first nine months of 2023 included net special-item after-tax charges of $257 million, or $0.35 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings in the first nine months of 2022 included net special-item after-tax charges of $266 million, or $0.36 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy and impacts associated with the sale of Safari Holdings, LLC.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the third quarter of 2023 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included lower operation and maintenance expense, partially offset by higher interest expense.
Reported earnings and earnings from ongoing operations in the first nine months of 2023 decreased by $0.05 per share compared with a year ago. Factors driving earnings results primarily included lower sales volumes largely due to mild weather and higher interest expense, partially offset by lower operation and maintenance expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in the third quarter of 2023 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2023 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher transmission revenue and distribution regulatory rider recovery, partially offset by higher interest expense.
Reported earnings in the first nine months of 2023 decreased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2023 were even compared with a year ago. Factors driving earnings results primarily included distribution regulatory rider recovery and higher transmission revenue, partially offset by lower sales volumes and higher interest expense.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy, which was acquired on May 25, 2022.
Reported earnings in the third quarter of 2023 increased by $0.04 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2023 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher operation and maintenance expense.
Reported earnings in the first nine months of 2023 increased by $0.17 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2023 increased by $0.11 per share compared with a year ago, primarily reflecting PPL’s ownership of Rhode Island Energy for a full nine months in 2023.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in the third quarter of 2023 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2023 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense.
Reported earnings in the first nine months of 2023 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2023 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower operation and maintenance expense and other factors, partially offset by higher interest expense.

2023 Earnings Forecast

PPL narrowed its 2023 earnings from ongoing operations forecast range to $1.55 to $1.60 per share from a prior forecast range of $1.50 to $1.65 per share. The midpoint remains $1.58 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the earnings forecast.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live internet webcast of management’s teleconference with financial analysts about third-quarter 2023 financial results at 11 a.m. Eastern time on
Thursday, Nov. 2. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

Interested individuals can access the live conference call via telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number to join the conference: 5513427. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; volatility in or the impact of other changes in financial markets, commodity prices and economic conditions, including inflation; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$353	$356
Accounts receivable	1,068	1,046
Unbilled revenues	328	552
Fuel, materials and supplies	488	443
Regulatory assets	315	258
Other current assets	202	169
Property, Plant and Equipment
Regulated utility plant	38,148	36,961
Less: Accumulated depreciation - regulated utility plant	8,976	8,352
Regulated utility plant, net	29,172	28,609
Non-regulated property, plant and equipment	70	92
Less: Accumulated depreciation - non-regulated property, plant and equipment	21	46
Non-regulated property, plant and equipment, net	49	46
Construction work in progress	1,849	1,583
Property, Plant and Equipment, net	31,070	30,238
Noncurrent regulatory assets	1,787	1,819
Goodwill and other intangibles	2,554	2,561
Other noncurrent assets	464	395
Total Assets	$38,629	$37,837

Liabilities and Equity
Short-term debt	$287	$985
Long-term debt due within one year	91	354
Accounts payable	1,178	1,201
Other current liabilities	1,323	1,249
Long-term debt	14,484	12,889
Deferred income taxes and investment tax credits	3,163	3,124
Accrued pension obligations	199	206
Asset retirement obligations	140	138
Noncurrent regulatory liabilities	3,384	3,412
Other deferred credits and noncurrent liabilities	368	361
Common stock and additional paid-in capital	12,327	12,325
Treasury stock	(948)	(967)
Earnings reinvested	2,775	2,681
Accumulated other comprehensive loss	(142)	(124)
Noncontrolling interests	—	3
Total Liabilities and Equity	$38,629	$37,837

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating Revenues	$2,043	$2,134	$6,281	$5,612

Operating Expenses
Operation
Fuel	199	267	567	708
Energy purchases	356	436	1,430	1,093
Other operation and maintenance	637	678	1,805	1,671
Depreciation	314	312	940	872
Taxes, other than income	100	100	299	230
Total Operating Expenses	1,606	1,793	5,041	4,574

Operating Income	437	341	1,240	1,038

Other Income (Expense) - net	16	10	51	36

Interest Expense	165	136	494	361

Income Before Income Taxes	288	215	797	713

Income Taxes	58	41	170	147

Net Income	$230	$174	$627	$566

Earnings Per Share of Common Stock:
Basic and Diluted
Net Income Available to PPL Common Shareowners	$0.31	$0.24	$0.85	$0.77

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	737,107	736,247	737,005	735,912
Diluted	738,184	737,074	738,021	736,679

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities
Net income	$627	$566
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	940	872
Amortization	61	30
Defined benefit plans - (income) expense	(55)	(12)
Deferred income taxes and investment tax credits	142	55
Stock-based compensation expense	22	23
Impairment of assets held for sale	—	67
Other	(23)	21
Change in current assets and current liabilities
Accounts receivable	(37)	(103)
Accounts payable	(129)	120
Unbilled revenues	224	42
Fuel, materials and supplies	(43)	(71)
Prepayments	(44)	(23)
Taxes payable	(15)	(14)
Regulatory assets and liabilities, net	(27)	(158)
Accrued interest	123	59
Other	(2)	52
Other operating activities
Defined benefit plans - funding	(14)	(8)
Other	(102)	(7)
Net cash provided by operating activities	1,648	1,511

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,741)	(1,515)
Acquisition of Narragansett Electric, net of cash acquired	—	(3,674)
Other investing activities	2	3
Net cash used in investing activities	(1,739)	(5,186)

Cash Flows from Financing Activities
Issuance of long-term debt	3,127	850
Retirement of long-term debt	(1,763)	(263)
Payment of common stock dividends	(526)	(620)
Net increase (decrease) in short-term debt	(698)	441
Other financing activities	(52)	(1)
Net cash provided by financing activities	88	407

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(3)	(3,268)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	357	3,572
Cash, Cash Equivalents and Restricted Cash at End of Period	$354	$304

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at September 30,	$200	$239

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
(GWh)	2023	2022	Change	2023	2022	Change

PA Regulated Segment
Retail Delivered(2)	9,363	9,702	(3.5)%	26,894	28,398	(5.3)%

KY Regulated Segment
Retail Delivered	7,943	8,107	(2.0)%	21,539	22,886	(5.9)%
Wholesale(3)	178	183	(2.7)%	382	683	(44.1)%
Total	8,121	8,290	(2.0)%	21,921	23,569	(7.0)%

Total	17,484	17,992	(2.8)%	48,815	51,967	(6.1)%

(1) Excludes Rhode Island Energy’s electricity sales as revenues are decoupled from volumes delivered.
(2) Adjusted 2022 sales volumes to account for a correction to a customer account.
(3) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$175	$136	$6	$(87)	$230
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1	—	—	—	(3)	(3)
Strategic corporate initiatives, net of tax of $0, $1(2)	—	(1)	—	(3)	(4)
Acquisition integration, net of tax of $4, $15(3)	—	—	(16)	(55)	(71)
Sale of Safari Holdings, net of tax of ($1)	—	—	—	1	1
PPL Electric billing issue, net of tax of $4(4)	—	(8)	—	—	(8)
Other non-recurring charges, net of tax of $0(5)	—	—	—	(2)	(2)
Total Special Items	—	(9)	(16)	(62)	(87)
Earnings from Ongoing Operations	$175	$145	$22	$(25)	$317

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.24	$0.18	$0.01	$(0.12)	$0.31
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	(0.02)	(0.08)	(0.10)
PPL Electric billing issue(4)	—	(0.02)	—	—	(0.02)
Total Special Items	—	(0.02)	(0.02)	(0.08)	(0.12)
Earnings from Ongoing Operations	$0.24	$0.20	$0.03	$(0.04)	$0.43

(1) Reported Earnings represents Net Income.
(2) Represents costs related to PPL’s corporate centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Certain expenses related to billing issues.
(5) Certain expenses related to distributed energy investments.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$432	$384	$70	$(259)	$627
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $2	—	—	—	(6)	(6)
Strategic corporate initiatives, net of tax of $0, $0, $2(2)	(1)	(1)	—	(7)	(9)
Acquisition integration, net of tax of $12, $42(3)	—	—	(46)	(159)	(205)
PA tax rate change	—	1	—	—	1
Sale of Safari Holdings, net of tax of $1(4)	—	—	—	(3)	(3)
PPL Electric billing issue, net of tax of $6(5)	—	(15)	—	—	(15)
FERC transmission credit refund, net of tax of $2(6)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $0(7)	—	—	—	(15)	(15)
Total Special Items	(6)	(15)	(46)	(190)	(257)
Earnings from Ongoing Operations	$438	$399	$116	$(69)	$884

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.58	$0.52	$0.10	$(0.35)	$0.85
Less: Special Items (expense) benefit:
Talen litigation costs	—	—	—	(0.01)	(0.01)
Strategic corporate initiatives(2)	—	—	—	(0.01)	(0.01)
Acquisition integration(3)	—	—	(0.06)	(0.22)	(0.28)
PPL Electric billing issue(5)	—	(0.02)	—	—	(0.02)
FERC transmission credit refund(6)	(0.01)	—	—	—	(0.01)
Other non-recurring charges(7)	—	—	—	(0.02)	(0.02)
Total Special Items	(0.01)	(0.02)	(0.06)	(0.26)	(0.35)
Earnings from Ongoing Operations	$0.59	$0.54	$0.16	$(0.09)	$1.20

(1) Reported Earnings represents Net Income.
(2) Represents costs related to PPL’s corporate centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Primarily final closing adjustments related to the sale of Safari Holdings, LLC.
(5) Certain expenses related to billing issues.
(6) Prior period impact related to a FERC refund order.
(7) Certain expenses related to distributed energy investments.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2022	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$164	$143	$(26)	$(107)	$174
Less: Special Items (expense) benefit:
Strategic corporate initiatives, net of tax of $0(2)	(2)	—	—	—	(2)
Acquisition integration, net of tax of $14, $6(3)	—	—	(54)	(22)	(76)
Solar panel impairment, net of tax of $0	—	—	—	(1)	(1)
PA tax rate change(4)	—	9	—	(5)	4
Sale of Safari Holdings, net of tax of $19(5)	—	—	—	(56)	(56)
Total Special Items	(2)	9	(54)	(84)	(131)
Earnings from Ongoing Operations	$166	$134	$28	$(23)	$305

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.22	$0.19	$(0.03)	$(0.14)	$0.24
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	(0.07)	(0.03)	(0.10)
PA tax rate change(4)	—	0.01	—	—	0.01
Sale of Safari Holdings(5)	—	—	—	(0.08)	(0.08)
Total Special Items	—	0.01	(0.07)	(0.11)	(0.17)
Earnings from Ongoing Operations	$0.22	$0.18	$0.04	$(0.03)	$0.41

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to the acquisition of Rhode Island Energy and PPL’s corporate centralization efforts.
(3) Primarily includes integration and related costs associated with the acquisition of Rhode Island Energy, along with costs for certain commitments made during the acquisition process.
(4) Impact of Pennsylvania state tax reform.
(5) Primarily the estimated loss on the sale of Safari Holdings, LLC at September 30, 2022.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2022	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$465	$410	$(55)	$(254)	$566
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($1)	—	—	—	5	5
Strategic corporate initiatives, net of tax of $2, $4(2)	(8)	—	—	(15)	(23)
Acquisition integration, net of tax of $24, $28(3)	—	—	(92)	(104)	(196)
PA tax rate change(4)	—	9	—	(5)	4
Sale of Safari Holdings, net of tax of $19(5)	—	—	—	(56)	(56)
Total Special Items	(8)	9	(92)	(175)	(266)
Earnings from Ongoing Operations	$473	$401	$37	$(79)	$832

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.63	$0.55	$(0.07)	$(0.34)	$0.77
Less: Special Items (expense) benefit:
Talen litigation costs	—	—	—	0.01	0.01
Strategic corporate initiatives(2)	(0.01)	—	—	(0.02)	(0.03)
Acquisition integration(3)	—	—	(0.12)	(0.15)	(0.27)
PA tax rate change(4)	—	0.01	—	—	0.01
Sale of Safari Holdings(5)	—	—	—	(0.08)	(0.08)
Total Special Items	(0.01)	0.01	(0.12)	(0.24)	(0.36)
Earnings from Ongoing Operations	$0.64	$0.54	$0.05	$(0.10)	$1.13

(1) Reported Earnings represents Net Income.
(2) Represents costs primarily related to the acquisition of Rhode Island Energy and PPL’s corporate centralization efforts.
(3) Primarily includes integration and related costs associated with the acquisition of Rhode Island Energy, along with costs for certain commitments made during the acquisition process.
(4) Impact of Pennsylvania state tax reform.
(5) Primarily the estimated loss on the sale of Safari Holdings, LLC at September 30, 2022.

Reconciliation of PPL's Earnings Forecast
After-Tax (Unaudited)
(per share - diluted)

	2023 Forecast Range
	Midpoint	High	Low
Estimate of Reported Earnings	$1.23	$1.25	$1.20
Less: Special Items (expense) benefit:(1)
Talen litigation costs	(0.01)	(0.01)	(0.01)
Strategic corporate initiatives(2)	(0.01)	(0.01)	(0.01)
Acquisition integration(3)	(0.28)	(0.28)	(0.28)
PPL Electric billing issue(4)	(0.02)	(0.02)	(0.02)
FERC transmission credit refund(5)	(0.01)	(0.01)	(0.01)
Other non-recurring charges(6)	(0.02)	(0.02)	(0.02)
Total Special Items	(0.35)	(0.35)	(0.35)
Forecast of Earnings from Ongoing Operations	$1.58	$1.60	$1.55

(1) Reflects only special items recorded through September 30, 2023. PPL is not able to forecast special items for future periods.
(2) Represents costs related to PPL’s corporate centralization and other strategic efforts.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Certain expenses related to billing issues.
(5) Prior period impact related to a FERC refund order.
(6) Certain expenses related to distributed energy investments.